Exhibit 3.39

AMENDMENT

OF

COMPANY AGREEMENT OF REXNORD INDUSTRIES, LLC

This amendment to the Company Agreement of Rexnord Industries, LLC by and between Rexnord LLC as the sole member, and Rexnord Industries, LLC, as a Delaware limited liability company dated March 1, 2006 (the “Agreement”) is entered into as of this 24th day of May, 2007.

The member recognizes the desirability of providing directors with the ability to waive meeting notices.

The member recognizes the desirability for providing for certain aspects of this Company’s business to be conducted by Board Committees, and therefore, the need to provide for the ability for the Board to establish committees.

The member recognizes the desirability for providing for certain aspects of its business to be performed through authority delegated by this Company’s officers and therefore, the need to provide for the ability for officers to delegate responsibility.

The member recognizes the need to maintain its minutes, and books and records of account in such place as directed by the appropriate officers.

Therefore, in consideration of the foregoing premises and the mutual promises made herein, the parties agree as follows:

1. Article VII, Paragraph 7.4 (c) is amended by adding the following to the end of the paragraph:

and provided further that any director may waive notice at any time prior to such meeting being held.

2. Article VII, paragraph 7.4 of the Agreement is amended by adding subparagraph “(g)”, which reads as follows:

(g) The Board of Directors shall be authorized to establish a Benefits Committee and such other committees of the Board as they deem appropriate with full power and authority to act on the Board’s behalf to the full extent of such authority as they are given by the Board with such indemnification for their actions as members of the board of directors have when acting individually or together. In furtherance of providing the Board with the broadest possible authorization capability, membership on such committees may consist of any such board members, or officers and employees of this Company as the Board deems appropriate.

3. Article VII, paragraph 7.5 is amended by adding subparagraph “(i)”, which reads as follows:

(i) The Officers of this Company are hereby authorized to delegate, in writing, their powers and responsibilities to such employees of the Company as they deem appropriate.

4. Article X shall be amended by adding paragraph 10.10, which reads as follows:

10.10 The Company shall maintain the actions of its Member, minutes of the meetings of its Board of Directors, its books and records, and financial statements and accounting records in such place as is directed by the Company’s Secretary and Treasurer respectively.

In witness whereof, the parties have executed this amendment on the date first above written.

Rexnord LLC	Rexnord Industries, LLC

By	By

LIMITED LIABILITY COMPANY AGREEMENT

OF

REXNORD INDUSTRIES, LLC

Dated as of

MARCH 1, 2006

4.2	Limitations Upon Distributions	4

ARTICLE V ADMISSION OF ADDITIONAL MEMBERS		5

ARTICLE VI TRANSFER OF MEMBERSHIP INTEREST AND WITHDRAWAL OF MEMBER		5

6.1	Certificate of Membership Interest	5

6.2	Assignment and Transfer of Membership Interest	5

6.3	Withdrawal	5

ARTICLE VII MANAGEMENT		6

7.1	Management	6

7.2	Limitation of Authority of Board of Directors	6

7.3	Duties of the Directors	6

7.4	Board of Directors	6

7.5	Officers	7

7.6	Liability and Indemnification	9

7.7	Fiscal Year; Method of Accounting; Elections	9

ARTICLE VIII LIABILITY OF MEMBER		9

ARTICLE IX DISSOLUTION AND TERMINATION		10

9.1	Events Causing Dissolution	10

9.2	Procedure for Winding Up and Dissolution	10

9.3	Filing of Certificate of Cancellation	10

ARTICLE X GENERAL PROVISIONS		10

10.1	Notifications	10

10.2	Assurances	11

10.3	Complete Agreement	11

10.4	Applicable Law	11

10.5	Section Titles	11

10.6	Binding Provisions	11

10.7	Construction	11

10.8	Separability of Provisions	11

10.9	Counterparts	11

LIMITED LIABILITY COMPANY AGREEMENT OF

REXNORD INDUSTRIES, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT is made as of the 1st day of March, 2006, by and between Rexnord Corporation, a Delaware corporation, and Rexnord Industries, LLC, a Delaware limited liability company.

R E C I T A L S:

A. The Member has converted its wholly-owned subsidiary, Rexnord Industries, Inc., a Delaware corporation (the “Converting Entity”), to a Delaware limited liability company in accordance with the provisions of Section 266 of the Delaware General Corporation Law and Section 18-214 of the Act; and

B. The parties are entering into this Agreement to set forth the provisions for the governance and operation of such limited liability company.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to the other definitions contained in this Agreement, the following terms as used in this Agreement shall have the following meanings assigned to them:

Act. Del. Code Ann. Title 6, Sections 18-101 to 18-1109, as amended from time to time.

Agreement. This Limited Liability Company Agreement, as amended from time to time in accordance with its terms.

Board or Board of Directors. The board appointed by the Member pursuant to Sections 7.1 and 7.4(a) of this Agreement.

Cash from Operations. All cash receipts of the Company, minus all cash expenditures of the Company, including without limitation principal payments on indebtedness of the Company.

Code. The Internal Revenue Code of 1986, as amended, or any corresponding or succeeding law.

Company. The Delaware limited liability company organized pursuant to this Agreement and the Act.

Converting Entity. Rexnord Industries, Inc., a Delaware corporation.

Conversion. The statutory conversion of the Converting Entity from its status as a Delaware corporation to a Delaware limited liability company in accordance with the provisions of Section 266 of the Delaware General Corporation Law and the provisions of Section 18-214 of the Act.

Director. A member of the Board of Directors of the Company.

Member. Rexnord Corporation, a Delaware corporation.

Person. Any natural person, general partnership, limited partnership, domestic or foreign limited liability company, joint venture, trust, business trust, cooperative, estate, association, corporation or any other legal or commercial entity, including without limitation, a foreign trust or any foreign business organization, and heirs, executors, administrators, legal representatives, successors and assigns of each Person where the context so permits.

Reserves. Reserves means amounts set aside by the Company as determined by the Board of Directors to pay for such known, contingent or unforeseen liabilities or obligations of the Company as may be necessary or appropriate for the protection of the Company.

Transfer. With respect to any interest in the Company, as a noun, any voluntary or involuntary assignment, sale or other transfer or disposition of such interest, including any pledge, or the granting of a security interest, lien or other encumbrance in or against, any interest in the Company, and as a verb, voluntarily or involuntarily to assign, sell or otherwise transfer or dispose of such interest.

ARTICLE II

FORMATION; NAME; PURPOSES

2.1 Formation. The Member has converted the Converting Entity to a Delaware limited liability company pursuant to the Act by causing a Certificate of Conversion and a Certificate of Formation of the Company to be filed with the Secretary of State of the State of Delaware. The Company and all equity ownership interests in the Company will be governed by this Agreement and, except as modified by this Agreement, by the Act.

2.2 Intent. The parties hereto intend that the Company, as an entity with a single owner, shall be disregarded as an entity separate from the Member for federal income tax purposes.

2.3 Name. The name of the Company shall be “Rexnord Industries, LLC.”

2.4 Purpose. The purpose of the Company shall be to engage in any lawful business or activity permitted under the Act.

2.5 Powers. The Company shall have the same powers as an individual to do all things necessary and convenient to carry out its business, to the fullest extent provided by the Act.

2.6 Registered Agent and Registered Office. The registered agent of the Company in Delaware is The Corporation Trust Company and the street address of its registered office is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company and its registered office may be changed in accordance with the provisions of the Act.

2.7 Principal Place of Business. The Company’s principal place of business shall be located at 4701 West Greenfield Avenue, Milwaukee, Wisconsin 53214. The Company’s principal place of business may be changed from time to time by the Member or the Board of Directors.

2.8 Term. The term of the Company commenced on August 5, 1988, which was the effective date of incorporation of the Converting Entity, and shall be perpetual or until the Company is dissolved in accordance with Article IX of this Agreement.

2.9 Membership Interest. The equity ownership interest in the Company is designated as the “Membership Interest.” The Membership Interest is personal property and the owner of the Membership Interest has no claim to specific property of the Company. The Membership Interest is subject to the limitations on Transfer set forth in Sections 2.10(a), 6.2 and 6.3. Except as contemplated by Article V hereof, it is the intent of the Member and the Company that there be only one member of the Company at any time and that the Membership Interest be the only interest in the Company outstanding at any time. In the event of a Transfer of the Membership Interest permitted by Section 6.2 or Section 6.3 below, references in this Agreement to the Member will thereafter be deemed to refer to the succeeding owner of the Membership Interest.

2.10 Tax Classification. It is the Member’s express intention that, in accordance with Treasury Regulations Sections 301.7701-2 and 301.7701-3 and corresponding provisions of applicable state tax laws (and any successor provisions), the Company be disregarded as an entity separate from the Member for all income and franchise tax purposes. To that end:

(a) The Member and the Company will take no action that would terminate the Company’s eligibility to be a disregarded entity (“Contrary Action”) (for example, any Issuance of Additional Interest (as defined below in Article V) or any Transfer of the Membership Interest that results in the Company having more than one Member, or any action that would cause the Company to become an association taxable as a corporation within the meaning of Treasury Regulations Section 301.7701-2(b)(2)) absent a written statement of consent by the Member to act in contravention of such intentions. Any Contrary Action taken by the Member or the Company that is not accompanied by a written statement of consent by the Member to proceed notwithstanding the conflict between the Contrary Action and the intentions expressed in this Section 2.10(a) shall be null and void, and of no force or effect whatsoever. The Company shall not record on its books any purported Issuance of Additional Interest or any purported Transfer of the Membership Interest that is a Contrary Action not permitted under this Agreement after taking into account the provisions of this Section 2.10(a), Article 5, Section 6.2 and Section 6.3.

(b) For any period that the Company is disregarded, all of the Company’s items of income, gain, deduction, loss, and credit, will be included directly in the federal (and applicable state) income and franchise tax returns of the Member as if the Company were a branch or division of the Member.

ARTICLE III

CAPITAL CONTRIBUTIONS AND LOANS

3.1 Initial Capital Contribution. The Member has exchanged its stock certificate which previously represented all of the issued and outstanding shares of stock of the Converting Entity for the sole Membership Interest of the Company (the “Initial Capital Contribution”). Only the owner of the Membership Interest has the right to recover this Initial Capital Contribution.

3.2 Additional Capital Contributions. The Member shall have the right, but not the obligation to make additional capital contributions to the Company at such times and in such amounts as the Member may decide from time to time (“Additional Capital Contributions”). As the holder of the Membership Interest, the Member is the only Person that has the right to make Additional Capital Contributions, and that has the right to recover any Additional Capital Contributions. Any Additional Capital Contribution made by the Member will not be in exchange for additional membership interests in the Company or any other consideration issued by the Company.

3.3 No Interest Earned on Company Capital. No interest will be paid by the Company on the Initial Capital Contribution or any Additional Capital Contribution.

3.4 Advances from the Member. The Member shall have no obligation to make loans or advances to the Company, but may do so in its discretion on such terms and conditions as it and the Board of Directors of the Company deem appropriate. Any advance other than the Initial Capital Contribution or Additional Capital Contributions made by the Member or any other Person to the Company will not be deemed a capital contribution to, or be reflected on the balance of, any capital account of the Company. The amount of any such advance will instead create indebtedness owing by the Company to the Member or such other Person and, except as otherwise expressly provided in this Agreement, will be repaid as soon as practicable to the Member or such other Person. Any distribution relating to an advance other than the Initial Capital Contribution or Additional Capital Contributions made by the Member or any other Person to the Company will constitute a repayment of such advance, and any excess distribution will not create a deemed equity interest in the Company.

ARTICLE IV

DISTRIBUTIONS

4.1 Distributions. Except for distributions upon liquidation of the Company (which are governed by Section 9.2), Cash from Operations for each fiscal year of the Company, less Reserves, shall be distributed to the Member at such times as the Board of Directors shall determine.

4.2 Limitations Upon Distributions. No distribution shall be declared or made if, after giving effect to the distribution, the Company would be unable to pay its debts as they become due in the usual course of business or if the fair market value of the total assets of the Company would be less than the sum of all liabilities of the Company, excluding liabilities to the Member on account of its Initial Capital Contribution and Additional Capital Contributions.

ARTICLE V

ADMISSION OF ADDITIONAL MEMBERS

The Company may cause the Company to have more than one member by issuing a membership interest to a Person other than the Member (“Issuance of Additional Interest”) only if the Member executes a written statement of consent to the Issuance of Additional Interest stating that the Member consents to the Issuance of Additional Interest. In connection with any Issuance of Additional Interest in accordance with this Article V, this Agreement shall be superseded by a limited liability company agreement approved by the Member and entered into by all members, including each additional member, and the Company. Any purported Issuance of Additional Interest effected other than in accordance with this Article V will be treated in accordance with Section 2.10(a).

ARTICLE VI

TRANSFER OF MEMBERSHIP INTEREST AND WITHDRAWAL OF MEMBER

6.1 Certificate of Membership Interest. The Membership Interest may be evidenced by a certificate in a form approved by the Board of Directors. Such certificate shall contain a restrictive legend prohibiting any transferability thereof without the express compliance with the terms and conditions of this Agreement, and may be amended from time to time.

6.2 Assignment and Transfer of Membership Interest. Absent a written statement of consent by the Member to Transfer the Membership Interest other than in accordance with this Section 6.2, the Member shall not Transfer the Membership Interest to any Person except in a Transfer of the entire Membership Interest to another corporation or other legal entity in a Transfer to which Section 381 of the Internal Revenue Code of 1986, as amended, is applicable, and pursuant to which the transferee becomes or remains the sole owner of the Membership Interest and agrees to be bound by the terms and conditions of this Agreement, including the limitations on the Transfer of the Membership Interest set forth herein. Any permitted Transfer under this Section 6.2 shall, in all cases, be accompanied by a Transfer to the transferee of all rights of the Company in respect of any outstanding indebtedness owing by the Company to the Member. Any purported Transfer not permitted under this Section 6 will be treated in accordance with Section 2.10(a).

6.3 Withdrawal. The Member may withdraw or resign from the Company only in connection with a Transfer to a successor member that is the transferee of both the entire Membership Interest and any indebtedness owed to the Member in accordance with Section 2.10 and this Article 6 regardless of any provision of the Act to the contrary.

ARTICLE VII

MANAGEMENT

7.1 Management. The Member shall appoint a Board of Directors to manage the business and affairs of the Company in accordance with the provisions of this Agreement and the Act. Except as provided in Section 7.2, the Board of Directors shall, to fullest extent permitted by the Act, have full and complete authority, power and discretion to direct, manage and control the business, affairs and properties of the Company, to make all decisions regarding such matters and to perform any and all acts and to engage in any and all activities necessary, customary or incident to the management of the Company’s business, affairs and properties.

7.2 Limitation of Authority of Board of Directors. Notwithstanding Section 7.1 hereof, the Board of Directors shall not have the authority to do any of the following without the consent of the Member:

(a) engage in any act in contravention of this Agreement or the Act;

(b) confess a judgment against the Company in connection with any threatened or pending legal action;

(c) possess any Company asset or assign the rights of the Company in any Company property for other than a Company purpose;

(d) sell all or substantially all of the assets of the Company;

(e) amend this Agreement; or

(f) dissolve the Company except in accordance with Section 9.1.

7.3 Duties of the Directors. The Directors shall use reasonable efforts and devote such time as they, in their reasonable judgment, deem necessary to carry out the business and activities of the Company, and shall promptly take all action that the Member, in its reasonable judgment deems necessary or appropriate for the organization and continuance of the Company and the protection of the Company’s assets.

7.4 Board of Directors.

(a) Appointment of Directors. The directors of the Converting Entity at the time of the Conversion shall continue to serve as the Directors of the Company until their respective successors shall be duly appointed by the Member. All Directors shall serve at the pleasure of the Member. The Member may increase or decrease the number of Directors serving on the Board from time to time, in its sole discretion; provided, however, that there shall at all times be at least one Director serving on the Board. All appointments made by the Member to the Board shall be reflected by a written resolution filed as part of the Company’s records.

(b) Removal; Resignation. A Director may be removed, with or without cause, at any time, by the Member. A Director may resign at any time by giving written notice to the Company. Any resignation shall take effect at the time of the receipt of such notice or at any later time specified in such notice. Unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective.

(c) Meetings. Meetings of the Board of Directors, for any purpose, may be called by any one Director or by the President appointed by the Board pursuant to Section 7.5 hereof. The individual or individuals calling the meeting may designate any place either within or outside of the State of Delaware as the place of the meeting before any meeting of the Board of Directors. If no designation is made, the place of meeting shall be the Company’s principal place of business. Written notice stating the place, day and hour of the meeting, and the general purpose or purposes for which the meeting is called, shall be delivered not less than three (3) nor more than thirty (30) days before the date of the meeting; provided, however, that if all of the Directors shall meet at any time and place, either within or outside of the State of Delaware, and consent to the holding of the meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.

(d) Quorum; Voting. A majority of the Directors, by number, shall constitute a quorum at any meeting of the Board of Directors. In the absence of a quorum at any such meeting, a majority of the Directors present may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. If a quorum is present, a vote of the majority of the Directors present shall be the act of the Board of Directors.

(e) Action by Board of Directors Without a Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by all of the Directors, and such written consents shall be delivered for inclusion in the minutes or for filing with the Company records. Consents may be executed in counterparts.

(f) Meeting by Telephone or Other Communication Technology. Any or all Directors may participate in a meeting by, or conduct the meeting through the use of, telephone or other means of communication by which either: (i) all participating Directors may simultaneously hear each other during the meeting, or (ii) all communication during the meeting is immediately transmitted to each participating Director, and each participating Director is able to immediately send messages to all other participating Directors. If a meeting of the Board of Directors will be conducted through the use of any means described herein, all participating Directors shall be informed that a meeting is taking place at which official business may be transacted. A Director participating in a meeting by any means described herein is deemed to be present in person at the meeting.

7.5 Officers.

(a) Appointment of Officers. The officers of the Converting Entity at the time of the Conversion shall continue to serve as the officers of the Company, holding respectively the same offices as they did in the Converting Entity, and shall serve until their respective successors shall be duly appointed by the Board of Directors. Officers of the Company shall serve at the pleasure of the Board. The officers of the Company may include a President, Vice President, Secretary and Treasurer. At the discretion of the Board, the Company may also have other officers appointed in accordance with the provisions of this Section 7.5. Any number of offices may be held by the same person.

(b) Removal: Resignation. Any officer may be removed, with or without cause, by the Board or by such other officer, if any, upon whom such power of removal may be conferred by the Board. Any officer may resign at any time by giving written notice to the Company. Any resignation shall take effect at the time of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective.

(c) Vacancies. Any vacancy in any office because of death, resignation, removal, disqualification or other cause shall be filled by the Board. The President may make temporary appointments to a vacant office (other than the President’s office) pending action by the Board.

(d) President. The President shall be the principal executive officer and, subject to the control and direction of the Board, shall in general supervise and control all of the day-to-day business and affairs of the Company. The President shall have authority, subject to such rules as may be prescribed by the Board, to appoint such agents and employees of the Company as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President and the Board. The President shall have authority to sign, execute and acknowledge, on behalf of the Company, all deeds, mortgages, bonds, contracts, leases and all other agreements, documents and instruments necessary or proper to be executed in the course of the Company’s regular business, or which shall be authorized by the Board.

(e) Vice Presidents. In the absence of the President, or in the event of the President’s death, inability or refusal to act, or in the event for any reason it shall be impracticable for the President to act personally, a Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board, or in the absence of any designation, then in the order of their appointment) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions on the President. Any Vice President may sign, with the Secretary or Assistant Secretary, certificates representing membership interests in the Company, if the issuance thereof shall have been authorized by the Board; and shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the President or the Board. The execution of any agreement, document or instrument of the Company by any Vice President shall be conclusive evidence, as to third parties, of the Vice President’s authority to act in the stead of the President.

(f) Secretary. The Secretary shall: (i) keep (or cause to be kept) regular minutes of all meetings of the Board and all resolutions adopted by action of the Member or the Board in one or more books provided for that purpose; (ii) use his or her best efforts to ensure that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (iii) be custodian of the records of the Company; (iv) sign with the President, or a Vice President, certificates representing interests in the Company, if the issuance thereof shall have been authorized by the Board; and (v) in general perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned to him or her by the President or by the Board.

(g) Treasurer. The Treasurer shall: (i) have charge and custody of and be responsible for all funds and securities of the Company; (ii) receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositaries as shall be selected by the Company; and (iii) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned to him or her by the President or by the Board.

(h) Additional Officers. The Board may appoint such additional officers as, in its discretion, it may consider appropriate, each of whom shall hold office for such period and have such authority and perform such duties as are provided for in this Agreement or as the Board may from time to time determine.

7.6 Liability and Indemnification.

(a) Neither the Member (nor any officer or director thereof), nor any Director or officer of the Company, shall be liable, responsible, or accountable, in damages or otherwise, to the Company for any act performed by such Person within the scope of the authority conferred on the Person by this Agreement, except for fraud, negligence, intentional misconduct, or an intentional breach of this Agreement or any employment agreement.

(b) The Member (and its officers and directors), and each Director and officer of the Company shall be indemnified against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by such Person in connection with any action or inaction taken in good faith and believed by such Person to be in the best interest of the Company, and further provided that such action or inaction does not constitute fraud, negligence, intentional misconduct or intentional breach of this Agreement or any employment agreement. Company funds shall be advanced to such Person for legal expenses and other costs incurred by such Person as a result of any legal action for which indemnification by the Company is claimed by such Person if: (i) the legal action relates to the performance of duties or services on behalf of the Company and (ii) such Person undertakes to repay the advanced funds to the Company in cases in which it is found by any court of competent jurisdiction not to be entitled to indemnification pursuant to the provisions of this Agreement or the Act. Any indemnity under this Section 5.6(b) shall be paid from, and only to the extent of, the Company’s property, and the Member shall have no personal liability on account thereof.

7.7 Fiscal Year; Method of Accounting; Elections. The Company’s fiscal year for both tax and financial reporting purposes shall end on March 31 each year, which is the same fiscal year used by the Member. Unless otherwise required by the Code, the method of accounting shall be the accrual method for both tax and financial reporting purposes.

ARTICLE VIII

LIABILITY OF MEMBER

The Member shall have no liability for the debts, obligations and liabilities of the Company except as expressly provided by the Act.

ARTICLE IX

DISSOLUTION AND TERMINATION

9.1 Events Causing Dissolution. Upon the occurrence of any one of the following events, the Company shall be immediately dissolved:

(a) The affirmative determination of the Member to dissolve the Company;

(b) The happening of any event which makes it unlawful for the Company’s business to be conducted; or

(c) The entry of a decree of dissolution under Sections 18-801(5), -802 of the Act.

9.2 Procedure for Winding Up and Dissolution. Upon the dissolution of the Company, the Board of Directors shall wind up the affairs of the Company and sell or otherwise dispose all of the Company’s property for cash to the extent practicable. The Board or any Person designated by the Board shall determine the time, manner and terms of any sale or sales of the Company’s property pursuant to such liquidation, giving due regard to the activities and condition of the relevant market and general, financial and economic conditions. Following the winding up of the Company, and subject to the right of the Board to set up such Reserves it may deem necessary for any known, contingent or unforeseen expenses, liabilities or obligations of the Company, the cash and other assets of the Company shall be applied first to the payment of all debts and liabilities of the Company, including any Member loans (which for such purpose shall be treated the same as all other Company liabilities) and to the payment of all expenses of liquidation, and the remainder shall be distributed to the Member. Any funds constituting Reserves shall be paid in accordance with the provisions of this Section 9.2 to the extent such funds remain after a reasonable passage of time as determined by the Board.

9.3 Filing of Certificate of Cancellation. If the Company is dissolved, the Member or its designee shall promptly cause a Certificate of Cancellation to be executed and delivered for filing.

ARTICLE X

GENERAL PROVISIONS

10.1 Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement shall be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested, or sent by recognized overnight delivery service. Each notice to the Member or to a Director shall be addressed by the Member or the Director, as the case may be, at the Member’s or Director’s last known address on the records of the Company. A notice to the Company shall be addressed to the Company’s principal office. A notice delivered personally will be deemed given and received only when acknowledged in writing by the person to whom it is delivered. A notice sent by mail will be deemed given and received two (2) business days after it is mailed. A notice sent by recognized overnight delivery service will be deemed given and received when received or refused. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

10.2 Assurances. Each party hereto shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Member or the Board reasonably deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation or holding of the property of the Company.

10.3 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the parties. It supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty. Except as provided herein, this Agreement may not be amended without the written consent of all of the parties hereto.

10.4 Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

10.5 Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

10.6 Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

10.7 Construction. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require. References to Sections herein include all subsections which are contained in the Section referred to. No provision of this Agreement shall be construed in favor of or against any party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof.

10.8 Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

10.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

REXNORD CORPORATION

By:
Name:	Patricia M.Whaley
Title:	Vice President

REXNORD INDUSTRIES, LLC

By: REXNORD CORPORATION, its sole member

By:
Name:	Patricia M.Whaley
Title:	Vice President

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